UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  September 14, 2012

TAKE-TWO INTERACTIVE SOFTWARE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-29230	51-0350842
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

622 Broadway, New York, New York	10012
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code  (646) 536-2842

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 14, 2012, Take-Two Interactive Software, Inc. (the “Company”) entered into a second amendment to its employment agreement with Seth Krauss, the Company’s Executive Vice President and General Counsel (“Second Amendment”).  Mr. Krauss’ employment agreement, dated June 4, 2010, as amended by the first amendment, dated October 25, 2010, was amended to increase Mr. Krauss’ salary to the rate of $575,000 per annum, effective immediately and pro-rated for the balance of the Company’s fiscal year ending March 31, 2013.  The employment agreement was previously filed by the Company on June 9, 2010 on a Quarterly Report on Form 10-Q and the first amendment to the employment agreement was previously filed by the Company on October 25, 2010 on a Current Report on Form 8-K.

Mr. Krauss’ employment agreement was also amended to provide that his salary will be further increased by two percent (2%) on April 1st of each year, commencing on April 1, 2014. Mr. Krauss will also be eligible to receive an annual bonus during each fiscal year of his employment with a target bonus of 70% of his salary and a maximum bonus of up to 140% of his salary, based on the achievement of certain financial targets by the Company.  On the fifth trading day following the filing of the Company’s Form 10-Q for the second quarter of fiscal year 2013 (i.e., the quarter ending September 30, 2012), the Company will grant of 408,329 shares of restricted stock (the “Shares”) to Mr. Krauss pursuant to the Company’s Incentive Stock Plan, as amended.  The Shares will vest in six annual installments commencing on March 31, 2013 subject to satisfaction of certain stock price thresholds measured from the date of the Second Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TAKE-TWO INTERACTIVE SOFTWARE, INC.
(Registrant)

	By:	/s/ Daniel P. Emerson
Daniel P. Emerson
Senior Vice President, Deputy General Counsel and Secretary

Date: September 19, 2012